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                                                               EXHIBIT EX-10.1

                          TRANSAMERICA CORPORATION
                          1994 CORPORATE BONUS PLAN

_____________________________________________________________________________

Purpose: To provide a variable pay element that serves as an incentive to achieve planned performance; and

               To recognize individual contributions to annual operating results and achievement of the Corporation's strategic goals.

               To complement the Value Added Incentive Plan described in the 1994 proxy statement.


Eligibility and
Participation: Senior corporate and subsidiary executives selected by the
               Chief Executive Officer and Corporate Vice Presidents are eligible to participate in the Plan. Individuals will be notified of their participation, target bonuses, the percentage weighting of the components described below, and applicable payout tables in a letter as soon as possible after the Plan has been adopted.

               Inclusion of any individual as a participant in the Plan will not be a guarantee that any bonus will be paid to that person or that the person's employment will be continued for any period.

Individual
Bonuses: Individual target bonuses will be a predetermined percentage of 1994 base salary. A percentage of each executive's target bonus will be based on performance achieved in the following areas as appropriate:

               - The level of Value Added achieved. Value Added is described on Exhibit I.

               - The level of Operating Income achieved. Operating Income is described on Exhibit II.

               - Management's evaluation of accomplishment of Strategic Goals or other management objectives.

               Actual awards will be calculated after results are known and will take into account performance in the above areas. Bonuses may be further modified to reflect the individual's personal performance.

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Approval of Plan
and Payouts:   The Plan is established by, and may be modified or terminated at any time by, the Management Development and Compensation
               Committee of the Corporation's Board of Directors (the
               "Compensation Committee"). Individual awards under the Plan shall be subject to review and approval by the Compensation
               Committee. The Compensation Committee reserves the right to modify the formula for individual target bonuses (both as to the components and the percentage mix) for particular individuals and exclude non-recurring items as appropriate.


Bonus Committee:  The Plan will be administered by the Bonus Committee composed of the Corporation's President and Chief Executive Officer, Executive Vice President (Finn), Executive Vice President and Chief Financial Officer and Director of Compensation. The Bonus Committee is responsible for interpreting the Plan and recommending methods to deal with unforeseen circumstances.

Payment of
Bonuses: Bonuses will be paid in cash as soon as possible after Value Added and Operating Income for the Corporation and each subsidiary have been determined and bonus recommendations have been approved by the Compensation Committee.

               Participants must be continuously employed by the Corporation or one of its subsidiaries from January 1 through December 31, 1994 to receive a payout under the Plan.

























                          1994 Bonus Plan - Page 2

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                                 EXHIBIT I
                            Value Added Component

_____________________________________________________________________________

Value Added is calculated in the same manner as for the 1994 profit plan and is defined as Adjusted Net Income minus a capital charge, expressed as a percentage of the Corporation's Average Adjusted Equity. The capital charge is determined by multiplying the Corporation's Average Adjusted Equity by the Cost of Equity. Each of these terms is further defined for 1994 as follows:

- - - "Adjusted Net Income" means the Corporation's net income, in accordance with generally accepted accounting principles, as reported for the year, adjusted for (i) cumulative effects of changes in accounting standards,
   (ii) the economic amount of interest and depreciation (levelized over the life of the equipment) and any economic gains and losses on the disposition of equipment held for lease in lieu of reported interest, depreciation and gains and losses, (iii) amortized bond, equity and other portfolio gains and losses in lieu of realized gains and losses as reported, and (iv) the exclusion of goodwill amortized during the year.

- - - "Adjusted Equity" means the Corporation's reported shareholders' equity, adjusted to exclude (i) preferred stock and (ii) net unrealized gains and losses on marketable equity and debt securities and foreign currency translation adjustments, and to include accumulated goodwill amortization related to assets still owned by the Company.

- - - "Average Adjusted Equity" means the "five-point" quarterly average of the Adjusted Equity, the first point being the preceding year end.

- - - "Cost of Equity" means the Corporation's imputed equity cost based on a formula approved by the Bonus Committee prior to the start of the year.
   For 1994, the cost of equity will be determined by adding (a) the Corporation's risk premium (the long-term market growth in equity securities over the risk-free rate multiplied by the Corporation's beta) and (b) the trend risk-free rate.


















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                                EXHIBIT II
                         Operating Income Component

_____________________________________________________________________________

Bonuses under the Operating Income Component will be based on actual after-tax operating income, excluding investment gains and losses, compared to the profit plan operating income for the relevant subsidiary or group of subsidiaries.

If actual Operating Income equals the target Operating Income, the actual Operating Income bonus will equal the target Operating Income bonus. The leverage for above-target performance will take into account the expected degree of difficulty in achieving plan and is not necessarily the same for each organization. If actual Operating Income is greater or less than the target, the actual Operating Income bonus will be determined in accordance with an applicable payout table, which will be communicated to participants as soon as possible after the Plan has been adopted. If actual Operating Income is less than 80 percent of the respective profit plan target, the final bonus for that Operating Income component will be zero.


































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